Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Brookdale Senior Living Inc.	American Retirement Corporation
Francie Nagy	Ross Roadman
Tel: 1-212-515-4625	Tel: 1-615-376-2412

Brookdale Completes Acquisition of American Retirement and

Equity Follow-On Offering

Chicago, IL and Nashville, TN. July 25, 2006 – Brookdale Senior Living Inc. (NYSE: BKD) and American Retirement Corporation (NYSE: ACR) today announced that Brookdale has completed its acquisition of American Retirement. Under the terms of the merger agreement, Brookdale acquired all outstanding shares of American Retirement for an aggregate purchase price of approximately $1.2 billion, or $33.00 per share in cash. American Retirement's shares will cease trading at the close of the market today and will no longer be listed on the New York Stock Exchange. The acquisition received stockholder approval at a special meeting of American Retirement stockholders on July 19, 2006.

The combined company will be the largest operator of senior living facilities in the United States based on total capacity with over 530 facilities in 33 states and the ability to serve approximately 50,000 residents. The combined company will operate 97 independent living facilities with 18,890 units/beds, 409 assisted living facilities with 21,284 units/beds, 27 continuing care retirement communities with 9,874 units/beds, and 3 skilled nursing facilities with 395 beds. Upon completion of transactions that have yet to close the combined companies will operate over 547 facilities and approximately 52,000 units.

Commenting on the transaction, William B. Doniger, Vice Chairman of Brookdale, said, “We are very pleased to have completed this transaction so quickly and smoothly. With the addition of American Retirement, in our opinion Brookdale now operates the highest quality portfolio of senior housing assets in the United States."

Mark J. Schulte, Co-Chief Executive Officer of Brookdale continued, “We look forward to bringing the outstanding people and communities from American Retirement Corporation into the Brookdale family, continuing both companies’ tradition of delivering the highest level of service to our residents. This is a great result for two outstanding organizations and the very talented people who have helped build them.”

W. E. Sheriff, Co-Chief Executive Officer of Brookdale and former Chief Executive Officer of American Retirement Corporation commented, “Internally we have seen a lot of excitement about this combination, and I speak for all American Retirement associates when I say that I look forward to the partnership with Brookdale.”

In connection with the completion of the acquisition of American Retirement, Brookdale today announced the closing of its previously announced underwritten offering of 22,121,518 shares of its common stock at a public offering price of $39.50 per share. Of the total shares sold, 17,721,519 shares were issued by Brookdale and 4,399,999 shares were sold by Health Partners, an existing stockholder, including 2,885,415 shares sold pursuant to the exercise of the underwriters over-allotment option. Brookdale received net proceeds from the sale of such shares of approximately $675.5 million. Brookdale did not receive any proceeds from the sale of the shares by Health Partners.

A portion of the proceeds from this offering, together with $650.0 million received pursuant to a previously announced equity commitment received from a fund managed by an affiliate of Fortress Investment Group LLC, were used in connection with the consummation of the acquisition of American Retirement.

Goldman, Sachs & Co. and Lehman Brothers Inc. acted as joint bookrunning lead managers and as representatives for the underwriters in this offering, Citigroup Global Markets Inc. acted as joint lead manager and JP Morgan Securities Inc., Banc of America Securities LLC and Cohen & Steers Capital Advisors, LLC acted as co-managers in this offering.

Copies of the prospectus related to the offering may be obtained from the Prospectus Department of Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, fax number: (212) 902-9316 or through Lehman Brothers' Prospectus Fulfillment Department c/o ADP Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax number: (631) 254-7268.

About Brookdale

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. Brookdale is committed to providing an exceptional living experience through properties that are designed, purpose-built, and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale owns and operates independent, assisted, dementia-care and continuing care retirement facilities, with over 50,000 units. For more information about Brookdale, please visit http://www.brookdaleliving.com.

Forward Looking Language

Certain items in this press release may constitute forward-looking statements made by Brookdale or American Retirement Corporation (collectively, the "Companies") within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to the integration of the businesses and facilities of the Companies. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. The Companies can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from the Companies' expectations include risks detailed from time to time in the Companies' respective SEC reports. Such forward-looking statements speak only as of the date of this press release. The Companies expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.